                                                                     EXHIBIT 2.3

                            ASSET PURCHASE AGREEMENT


                                 By and Between


                             ENERGY VENTURES, INC.
                           MALLARD BAY DRILLING, INC.


                                      and


                       NOBLE DRILLING (WEST AFRICA) INC.
                           NOBLE DRILLING CORPORATION


                            for the purchase of the


                       CHUCK SYRING AND LEWIS DUGGER RIGS





                                 June 21, 1996

                               TABLE OF CONTENTS

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                                               ARTICLE I
                                          CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . .   1

                                               ARTICLE II
                                      PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . .   4

2.1     Assets to be Purchased . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
2.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
2.3     Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
2.4     Limitation of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
2.5     Limitation on Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
2.6     Delivery of Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

                                              ARTICLE III
                                             PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . .   7

3.1     Consideration for the Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
3.2     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

                                               ARTICLE IV
                                              THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . .   8

4.1     Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
4.2     Deliveries by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
4.3     Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

                                               ARTICLE V
                                REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . .   8

5.1     Organization and Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
5.2     Authority; Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
5.3     No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
5.4     Ownership of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
5.5     Rig Classifications and Certifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
5.6     Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
5.7     Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
5.8     Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
5.9     Governmental Approval. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
5.10    Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
5.11    No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11





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
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                                               ARTICLE VI
                                REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . .  12

6.1     Organization and Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
6.2     Authority; Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
6.3     No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
6.4     Governmental Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
6.5     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
6.6     No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                                              ARTICLE VII
                                CONDITIONS TO THE OBLIGATIONS OF SELLER  . . . . . . . . . . . . . . . . . .  14

7.1     Accuracy of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
7.2     Covenants and Agreements Performed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
7.3     Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
7.4     Shell Nigeria  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
7.5     MARAD Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                              ARTICLE VIII
                                 CONDITIONS TO THE OBLIGATION OF BUYER   . . . . . . . . . . . . . . . . . .  14

8.1     Accuracy of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
8.2     Covenants and Agreements Performed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
8.3     Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
8.4     Shell Nigeria  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
8.5     Classification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
8.6     MARAD Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
8.7     No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
8.8     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
8.9     Export Documentation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
8.10    Import Documentation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                               ARTICLE IX
                            COVENANTS AND AGREEMENTS OF THE PARTIES BEFORE,
                               RELATING TO AND SUBSEQUENT TO THE CLOSING   . . . . . . . . . . . . . . . . .  16

9.1     Access to Information; Confidentiality; Financial Information  . . . . . . . . . . . . . . . . . . .  16
9.2     Preservation of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
9.3     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
9.4     Certain Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
9.5     Actions with Respect to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
9.6     Public Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
9.7     Rig Loss or Damage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18





                                      -ii-
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
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9.8     Use of Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
9.9     Continued Effectiveness of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . .  19
9.10    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                               ARTICLE X
                                                EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                               ARTICLE XI
                                              TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . .  20

11.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
11.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                              ARTICLE XII
                                            INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . .  22

12.1    Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
12.2    Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
12.3    Limitation of Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
12.4    Applicability of Indemnification Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                              ARTICLE XIII
                                EXTENT AND SURVIVAL OF REPRESENTATIONS,
                                  WARRANTIES, COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . .  24

13.1    Scope of Representations of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
13.2    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                              ARTICLE XIV
                                             MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . .  25

14.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
14.2    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
14.3    Amendments and Waiver; Rights and Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
14.4    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
14.5    Binding Effect; Assignment; No Third Party Benefit . . . . . . . . . . . . . . . . . . . . . . . . .  26
14.6    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
14.7    References . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
14.8    Severability of Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
14.9    Gender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
14.10   Descriptive Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27





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
                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of June ___, 1996, by and between ENERGY VENTURES, INC., a Delaware corporation ("EVI"), and MALLARD BAY DRILLING, INC., a Louisiana corporation ("Mallard", together with EVI, the "Buyer"), and NOBLE DRILLING (WEST AFRICA) INC., a Delaware corporation ("Noble Nigeria"), and NOBLE DRILLING CORPORATION, a Delaware corporation ("Noble", together with Noble Nigeria, the "Seller");

                         W  I  T  N  E  S  S  E  T  H :

         WHEREAS, Buyer desires to purchase the Assets (as hereinafter defined) from Noble Nigeria; and

         WHEREAS, Noble Nigeria desires to sell the Assets to Buyer for the consideration provided herein;

         NOW, THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                              CERTAIN DEFINITIONS

         As used in this Agreement, the following terms have the following respective meanings:

         "Affiliate" means, as to the person specified, any person controlling, controlled by or under common control with such person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" has the meaning specified in the preamble.

         "Applicable laws" has the meaning specified in Section 5.10.

         "Assets" means, collectively, all the property, assets and rights to be acquired by Buyer pursuant to this Agreement and consisting of the following:

         (a) the barge drilling units known as the Lewis Dugger and the Chuck Syring, together with the pipe barges known as PB-7 and PB-9, and all such drilling units' respective drilling machinery and equipment (including, without limitation, floor tools and blow-out preventers), engines, machinery, boats, covers, anchors, chains, cables, tackle, rigging, apparel, furniture, computers and computer equipment, fittings and equipment, pumps and pumping equipment, spare components and parts, drill pipe, case barrels, drill collars, heavy-weight drill pipe, racking, supporting inventory and stores, living quarters located thereon and all appurtenances thereto appertaining or belonging located thereon on the Closing Date, including those assets set forth in Schedule 1(a) hereto (collectively, the "Rigs");

         (b) the shore based stocks owned by Seller or any of its Affiliates of all drilling machinery and equipment (including, without limitation, floor tools and blow-out preventers), engines, machinery, boats, covers, anchors, chains, cables, tackle, rigging, apparel, furniture, fittings and equipment, pumps and pumping equipment, spare components and parts, drill pipe, drill collars, racking, supporting inventory and stores that are used or held for use in connection with the operation or maintenance of the Rigs and that are described on Schedule 1(b) hereto (collectively, "Inventory"), as such Inventory may be reduced through consumption thereof, or increased through replacement thereof or addition thereto, in the ordinary course of the maintenance and operation of the Rigs through the Closing Date;

         (c) the following tangible and intangible assets used or held for use solely in connection with the operation or maintenance of the Rigs:

                 (i)      all records to be delivered to Buyer pursuant to
                 Section 2.6; and

                 (ii) the certificates, licenses, permits, consents, operating authorities, orders, exemptions, franchises, approvals, registrations and other authorizations and applications therefor specifically associated with the ownership, maintenance and operation of a Rig and listed on
                 Schedule 1(c)(ii) hereto ("Permits"); and

         (d) all rights and benefits under the drilling contracts identified on Schedule 1(d) hereto that are in force and effect on the Closing Date (the "Drilling Contracts").

         "Assumed Liabilities" has the meaning specified in Section 2.3.

         "Best Efforts" means a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

         "Business Day" means a day on which national banks are generally open for the transaction of business in Houston, Texas.

         "Buyer" has the meaning specified in the preamble.

         "Buyer Basket" has the meaning specified in Section 12.2(a).

         "Buyer's Designee" has the meaning specified in Section 14.5.

         "Buyer's Inspection" has the meaning specified in Section 2.6(c).

         "Cash Purchase Price" has the meaning specified in Section 3.1.

         "Claims" has the meaning specified in Section 12.1.

         "Closing" means the consummation of the transactions contemplated by
Article II of this Agreement in accordance with the terms and upon the conditions set forth in Article II.

         "Closing Date" has the meaning specified in Section 4.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Drilling Contracts" has the meaning specified in paragraph (d) of the definition of Assets.

         "Encumbrances" means liens, charges, pledges, options, mortgages, security interests, claims, rights of third parties and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

         "Equipment Credit" has the meaning specified in Section 3.1.

         "Excluded Assets" has the meaning specified in Section 2.2.

         "General Assignment" has the meaning specified in Section 4.2(a).

         "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

         "Inventory" has the meaning specified in paragraph (b) of the definition of Assets.

         "Material Adverse Effect" means a single event, occurrence or fact that, together with all other events, occurrences and facts that (i) would have, or might reasonably be expected to have, (x) a material adverse effect on the condition, business, prospects or operations of the Rigs or (y) a material adverse effect on the ability of the Buyer to operate the Rigs after the date of Closing, or (ii) may constitute a criminal violation of law involving a felony.

         "Permits" has the meaning specified in paragraph (c)(ii) of the definition of Assets.

         "Permitted Encumbrances" means (i) Encumbrances for taxes, assessments and governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory and maritime liens arising in the ordinary course of business relating to obligations as to which there is no default on the part of Seller, excluding any mortgage, and (iii) the Drilling Contracts; provided, however, that at the Closing "Permitted Encumbrances" shall not include any Encumbrances for taxes, assessments or governmental charges filed of record against the Assets, or statutory or maritime liens filed of record against the Assets.

         "Purchase Price" has the meaning specified in Section 3.1.

         "Retained Liabilities" has the meaning specified in Section 2.4.

         "Rigs" has the meaning specified in paragraph (a) of the definition of Assets.

         "Seller" has the meaning specified in the preamble.

         "Seller Basket" has the meaning specified in Section 12.1(a).

         "Seller Retained Transaction Taxes" has the meaning specified in
Section 2.4.

         "Survival Period" has the meaning specified in Section 13.2.

         "Taxes" means all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit sharing, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, recording, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes.

         "Termination Event" has the meaning specified in Section 9.7(a).


                                   ARTICLE II

                          PURCHASE AND SALE OF ASSETS

         2.1 Assets to be Purchased. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, deliver and convey to Buyer, and Buyer shall purchase, acquire, accept and pay for, as hereinafter provided, the Assets, free and clear of any Encumbrances other than Permitted Encumbrances.

         2.2 Excluded Assets. The Assets shall not include any claims and rights, including any claims and rights under the Drilling Contracts, that relate to the operation of the Rigs before the close of business on the Closing Date, including, without limitation, claims for reimbursements, day rates, lost equipment, indemnity or escalation of fees that relate to periods prior to the Closing Date, whether or not billed on the Closing Date (collectively, the "Excluded Assets"); notwithstanding the foregoing, any claims or rights of Seller or any of its Affiliates under warranties relating to the Assets given by third parties shall be considered an Asset, to the extent transferrable.

         2.3     Assumed Liabilities.   As of the Closing Date, subject to
Section 2.5, Mallard shall assume the obligations of Seller under the express written terms of the Drilling Contracts to the extent and only to the extent such obligations relate to the ownership, operation and maintenance of the Rigs after the Closing, excluding any Retained Liabilities (collectively, the "Assumed Liabilities").

         2.4 Limitation of Liabilities. Buyer shall not assume or in any way be liable or responsible for any liabilities or obligations of Seller except as specifically provided herein, it being expressly acknowledged that it is the intention of the parties hereto that all liabilities that Seller or its Affiliates has or may have in the future, whether fixed or contingent, and whether known or unknown, not expressly described in the definition of Assumed Liabilities shall be "Retained Liabilities" and remain the liabilities of Seller and its Affiliates. Without limiting the generality of the foregoing, except to the extent specifically provided in Section 2.3, Buyer shall not assume, or take title to the Assets subject to, (a) any obligation or liability, including indemnification, relating to the ownership, operation or maintenance of the Rigs or the performance of the Drilling Contracts prior to the Closing, (b) Taxes relating to the ownership, operation or maintenance of the Rigs for any period ending on or prior to the Closing, any income (or similar) Taxes of Seller or its Affiliates on the sale of the Assets and any Taxes or payments payable in connection with the export of the Rigs for sale to Buyer as contemplated hereby ("Seller Retained Transaction Taxes"), (c) any liability or obligation of Seller or any of its Affiliates under any note, bond or other instrument secured by the Assets, (d) any liability or obligation of Seller or any of its Affiliates in respect of any express or implied representation, warranty, agreement or guaranty made (or claimed to have been made) by Seller or any of its Affiliates or imposed or asserted to be imposed by operation of law (except obligations or liabilities imposed on Buyer by operation of law after the Closing), (e) any account payable to any Affiliate of Seller, (f) any statutory or maritime liens accrued or existing at the time of Closing on the Closing Date against the Assets or (g) any liability resulting from or relating to the employment relationship between Seller or its Affiliates and any of their present or former employees or the termination of any such employment relationship with Seller or any of its Affiliates, including, without limitation, accrued severance pay and other similar benefits, if any, and any claim filed on or prior to the Closing Date or which may thereafter be filed by or on behalf of any employee or former employee of Seller or its Affiliates relating to the employment or termination of employment of any such employee by Seller or its Affiliates, including, but not limited to, any claim for wrongful discharge, breach of contract, unfair labor practice, employment discrimination, unemployment compensation or workers' compensation.

         2.5 Limitation on Assignments. Notwithstanding any other provision hereof, this Agreement shall not constitute nor require an assignment to Buyer of any Permit if assignment is not permitted or if an attempted assignment of the same without the consent of any party would constitute a breach thereof or a violation of any law or any judgment, decree, order, writ, injunction, rule or regulation of any Governmental Entity unless and until such consent shall have been obtained. In the case of any such Permit that cannot be effectively transferred to Buyer without such consent, Seller agrees that between the date hereof and the Closing Date it will use its Best Efforts to obtain or cause to be obtained the necessary consents to the transfer of any such Permit. In this connection, Buyer agrees to cooperate and to cause any Buyer's Designee to cooperate with Seller in obtaining such consents and to enter into such arrangement of assumption as may be reasonably requested by Seller or the other party under such a Permit.

         2.6     Delivery of Records.

         (a) Buyer shall be entitled to all records physically located on board the Rigs at the Closing Date; provided that Seller shall be entitled to make copies thereof prior to the Closing Date and if any such records shall become useful to Seller after the Closing Date, Buyer shall permit Seller to inspect during normal business hours such records and shall provide or cause to be provided to Seller at Seller's expense a copy of such records as Seller shall reasonably request.

         (b) At the Closing, Seller shall deliver or cause to be delivered to Buyer at the offices where such records are located or such other location as mutually agreed, a copy of the following records related to the Rigs, Inventory and the Drilling Contracts that are not physically located on board the Rigs:

                 (i) engineering drawings, designs, schematics, blueprints, instruction manuals, flowsheets, models, maintenance schedules and similar technical records in the possession or control of Seller or its Affiliates related to the Rigs;

                 (ii)     all import and export certificates;

                 (iii) all documentation regarding the registration, classification and flagging of the Rigs;

                 (iv) all regulatory certification and documentation, all pertinent correspondence relating thereto, all technical manuals relating to equipment on the Rigs and all equipment history files and preventive maintenance data; and

                 (v) all regulations and files provided by The Shell Petroleum Development Company of Nigeria Ltd. ("Shell Nigeria") with respect to each Rig and Drilling Contract.

         (c) Delivery of Rigs. The Rigs shall be delivered on the Closing Date at such locations as may be agreed upon by the parties in substantially the same condition as when inspected by Buyer on May 23, 1996, to May 25, 1996, with respect to the Chuck Syring and May 27, 1996, to May 28, 1996, with respect to the Lewis Dugger (the "Buyer's Inspection"), fair wear and tear excepted and subject to Section 9.7.


                                  ARTICLE III

                                 PURCHASE PRICE

         3.1     Consideration for the Assets.

         (a) The aggregate consideration for the Assets (subject to adjustment as provided in Section 9.7) shall consist of (a) cash in the amount of $24.5 million (the "Cash Purchase Price") and (b) a credit of $7.5 million (the "Equipment Credit") to be applied against purchases of drill pipe and other products purchased by Seller from Grant Prideco, Inc. under purchase orders provided from time to time in accordance with the letter from Noble to Grant Prideco, Inc. dated May 6, 1996 (the "Noble Letter"), a copy of which is attached hereto. Additionally, Mallard will assume the Assumed Liabilities. The Cash Purchase Price, Equipment Credit and Assumed Liabilities are referred to collectively as the "Purchase Price".

         (b) All purchases applied against the Equipment Credit shall be made by Noble in accordance with the terms and procedures contemplated by the Noble Letter. Pricing of products purchased pursuant to the Noble Letter shall be at the prices described therein. The Equipment Credit may only be applied against purchases contemplated to be made pursuant to the Noble Letter.

         3.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth on Schedule 3.2. After the Closing, Seller and Buyer shall cooperate with each other in the preparation, execution and filing of all filings required to be filed with respect to the transactions contemplated by this Agreement with the United States Internal Revenue Service and other appropriate taxing authorities.

                                   ARTICLE IV

                                  THE CLOSING

         4.1 Time and Place of Closing. The Closing shall take place at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney Street, Houston, Texas 77002, at 9:00 a.m., local time, or at such other place or time as the parties may agree in writing, on the third Business Day following the satisfaction or waiver of each of the conditions to the obligations of the parties set forth in Articles VII and VIII. The date on which the Closing is required to take place is herein referred to as the "Closing Date."

         4.2 Deliveries by Seller. At the Closing, Seller shall deliver the following to Buyer:

         (a) a duly executed General Conveyance, Assignment and Bill of Sale and Transfer and Assumption of Liabilities (the "General Assignment") in the form of Exhibit 4.2(a), together with such other bills of sale, assignments and other instruments of transfer, assignment and conveyance as Buyer shall reasonably request to vest in Buyer or Buyer's Designee good and marketable title to the Assets;

         (b)     copies of any consents obtained as contemplated by Section
2.5; and

         (c)     the certificates contemplated by Section 8.3.

         4.3 Deliveries by Buyer. At the Closing, Buyer shall deliver the following to Seller:

         (a) the Cash Purchase Price by the wire transfer of immediately available funds to a bank account designated by Seller in any bank in the continental United States;

         (b)     an acknowledgement by Grant Prideco, Inc. of the Equipment
Credit;

         (c) a duly executed General Assignment and such other instruments of transfer and assumption as Seller shall reasonably request in order to cause an effective assignment to and assumption by Mallard of the Drilling Contracts; and

         (d)     the certificates contemplated by Section 7.3.


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Each Seller, jointly and severally, hereby represents and warrants to Buyer as follows:

         5.1 Organization and Existence. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted.

         5.2     Authority; Etc.

         (a) Each Seller has all necessary corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered hereunder by such Seller, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by each Seller and all agreements, instruments and documents to be executed and delivered by such Seller hereunder, the performance by such Seller of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by the board of directors of such Seller and no other corporate proceedings of such Seller are necessary with respect thereto.

         (b) All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered by each Seller, have been duly authorized to do so by all necessary actions on the part of such Seller.

         (c) This Agreement constitutes, and each other agreement or instrument to be executed by each Seller hereunder, when executed and delivered by such Seller, will constitute, the legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.3 No Violations. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement by each Seller, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby will not:

         (a) violate any of the terms of the certificate of incorporation or bylaws of such Seller;

         (b) (i) result in a breach of or constitute a default under (whether with notice of the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which such Seller is a party or by which such Seller is bound or to which any of the Assets is subject, which breach or default would reasonably be expected to have a Material Adverse Effect, or (ii) result in the creation of any Encumbrance on any of the Assets, or otherwise give any person the right to terminate any Drilling Contract or Permit assumed by Buyer; or

         (c) to Seller's knowledge, violate any law, statute, rule or administrative regulation in the United States, Nigeria or in any other country or in any state, province or governmental authority therein or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon either Seller or its Affiliates, or its assets, including the Assets, which violation could reasonably be expected to have a Material Adverse Effect.

         5.4 Ownership of Assets. Noble Nigeria owns good and marketable title to the Assets, free and clear of all Encumbrances except for Permitted Encumbrances. Upon Noble Nigeria's execution and delivery of the General Assignment and appropriate bills of sale with respect to the Rigs, Buyer will own good and marketable title to the Assets, free and clear of all Encumbrances except for Permitted Encumbrances.

         5.5     Rig Classifications and Certifications.

         (a) The classification of each Rig and the flag, if any, under which it is documented is set forth on Schedule 5.5(b).

         (b) Set forth on Schedule 5.5(b) or Schedule 1(a) is a summary of the recommendations to class for each of the Rigs based on the most recent survey received by Seller for such Rig as of the date of this Agreement, as well as a listing of required certifications (including American Bureau of Shipping) and the expiration date of each such certification. Each of the Rigs has in full force and effect all required certifications necessary for its present operations. Except as disclosed by Seller to Buyer in writing, neither of the Rigs has suffered any damage to its condition (excepting normal wear and tear) since the date of Buyer's Inspection.

         5.6 Inventory. Since the date of Buyer's Inspection, none of the Inventory or the equipment on the Rigs has been removed, except for the consumption of Inventory in the ordinary course of business of the operation of the Rigs.

         5.7     Contracts.

         (a) Seller or an Affiliate of Seller has made available to Buyer for review complete and correct copies of the Drilling Contracts. Except as set forth on Schedule 1(d) hereto, each of the Drilling Contracts may be transferred to Buyer without the consent of any person. Each of the Drilling Contracts is valid, binding and in full force and effect against Seller or its Affiliates, as the case may be, and, to Seller's knowledge, is valid, binding and in full force and effect against the other party or parties thereto. As of the Closing, neither Rig will be subject to any material agreement, contract or commitment of Seller or any of its Affiliates other than the Drilling Contracts.

         (b) Except as set forth on Schedule 5.7(b) hereto, neither Seller nor any of its Affiliates is in default in any material respect, and no notice of alleged default has been received by Seller or any of its Affiliates, under any of the Drilling Contracts, no other party thereto is, to the knowledge of Seller or its Affiliates, in default thereunder in any material respect, and, to the knowledge of Seller or its Affiliates, there exists no condition or event which, with or without notice or lapse of time or both, would constitute a material default under any of the Drilling Contracts by Seller, any of its Affiliates or any other party thereto.

         5.8 Litigation. Except as set forth in Schedule 5.8 hereto, there is no litigation and there are no arbitration proceedings or governmental proceedings, suits or investigations pending, instituted or, to the knowledge of Seller, overtly threatened against any of the Assets or against either Seller or any of its Affiliates and relating to the ownership or operation of the Assets that could reasonably be expected to have a Material Adverse Effect or, if adversely determined, would delay or prevent the consummation of the transactions contemplated by this Agreement.

         5.9 Governmental Approval. Except for action, if any, required to be taken with respect to the United States Department of Transportation, Maritime Administration or as set forth on Schedule 5.9, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

         5.10 Compliance With Laws. Except as set forth on Schedule 5.10 hereto, to Seller's knowledge, neither Noble Nigeria nor any of its Affiliates is in violation of or in default under any applicable law, rule, regulation, code, governmental determination, order, governmental certification requirement or other public limitation (collectively, "Applicable Laws") relating to the ownership or operation of the Assets, including, without limitation, any applicable maritime law relating to the Rigs, which violation or default materially and adversely affects Seller's ownership or operation (as presently conducted) of the Assets, and no claim is pending or, to Noble Nigeria's knowledge, overtly threatened with respect to any such matters which if determined adversely to such person would have such effect.

         5.11 No Brokers. Except for Simmons & Company International, whose fee in respect of the transactions contemplated hereby shall be paid solely by Seller, Seller has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from Seller in connection with such transactions. Seller agrees to indemnify and hold harmless Buyer from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, Buyer may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Seller.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Each Buyer, jointly and severally, hereby represents and warrants to Seller as follows:

         6.1 Organization and Existence. Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted.

         6.2 Authority; Etc. Each Buyer has all necessary corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered hereunder by such Buyer, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by each Buyer and all agreements, instruments and documents to be executed and delivered by such Buyer hereunder, the performance by such Buyer of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by the board of directors of such Buyer, and no other corporate proceedings of such Buyer are necessary with respect thereto. All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered by each Buyer hereunder have been duly authorized to do so by all necessary actions on the part of such Buyer. This Agreement constitutes, and each other agreement or instrument to be executed by each Buyer hereunder, when executed and delivered by such Buyer, will constitute, the legal, valid and binding obligation of such Buyer, enforceable against it in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         6.3 No Violations. The execution and delivery of this Agreement by each Buyer, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby will not:

         (a) violate any of the terms of the certificate of incorporation or bylaws of Buyer;

         (b) result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which such Buyer is a party or by which such Buyer is bound or to which any of its assets is subject or result in the creation of any Encumbrance on any of its assets, which breach or default would reasonably be expected to have a material adverse effect on such Buyer's business, financial condition, prospects or the results of its operations or on its ability to perform its obligations hereunder; or

         (c) to Buyer's knowledge, violate any federal or state law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon Buyer or any of its Affiliates, except that no representation is made as to the application of any United States antitrust law or regulation to the transactions contemplated by this Agreement, which violation would reasonably be expected to have a material adverse effect on Buyer's business, financial condition, prospects or the results of its operations or on its ability to perform its obligations hereunder.

         6.4 Governmental Approval. Except for action, if any, required to be taken with respect to the United States Department of Transportation, Maritime Administration or as set forth on Schedule 6.4, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

         6.5 Litigation. There is no litigation and there are no arbitration proceedings or governmental proceedings, suits or investigations pending, instituted or, to the knowledge of Buyer, overtly threatened against Buyer or its Affiliates that could reasonably be expected to have a material adverse effect on the business or financial condition of Buyer and its Affiliates taken as a whole or that, if adversely determined, would delay or prevent the consummation of the transactions contemplated by this Agreement.

         6.6 No Brokers. Buyer has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from Buyer in connection with such transactions. Buyer will indemnify and hold harmless Seller from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, Seller may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Buyer.

                                  ARTICLE VII

                    CONDITIONS TO THE OBLIGATIONS OF SELLER

         The obligations of Seller to proceed with the Closing contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of all the following conditions, any one or more of which may be waived, in whole or in part, by Seller:

         7.1 Accuracy of Representations and Warranties. Each representation and warranty of Buyer contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made on the Closing Date, except as otherwise specifically contemplated by this Agreement.

         7.2 Covenants and Agreements Performed. Buyer shall have complied on or before the Closing Date in all material respects with each of its covenants or agreements contained in this Agreement to be performed on or before the Closing Date.

         7.3 Officer's Certificate. Seller shall have received certificates in the form of Exhibit 7.3 hereto, dated as of the Closing Date, of the President or Vice President of each Buyer certifying as to the matters specified in Sections 7.1 and 7.2.

         7.4 Shell Nigeria. Shell Nigeria shall have (i) consented to the assignment to and assumption by Mallard of the Drilling Contracts, such consent to be on terms reasonably acceptable to Seller, or (ii) released Seller from any obligation to perform under any drilling contract that contemplates the utilization of either Rig.

         7.5 MARAD Approval. Seller shall have received the written approval of the United States Department of Transportation, Maritime Administration, to the sale by Seller of the Rigs to Buyer on terms and conditions reasonably acceptable to Seller.


                                  ARTICLE VIII

                     CONDITIONS TO THE OBLIGATION OF BUYER

         The obligations of Buyer to proceed with the Closing contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of all the following conditions, any one or more of which may be waived, in whole or in part, by Buyer:

         8.1 Accuracy of Representations and Warranties. Each representation and warranty of Seller contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made on the Closing Date, except as otherwise specifically contemplated by this Agreement.

         8.2 Covenants and Agreements Performed. Seller shall have complied on or before the Closing Date in all material respects with each of its covenants or agreements contained in this Agreement to be performed on or before the Closing Date.

         8.3 Officer's Certificate. Buyer shall have received certificates in the form of Exhibit 8.3 hereto, dated as of the Closing Date, of the President or a Vice President of each Seller certifying as to the matters specified in Sections 8.1 and 8.2.

         8.4     Shell Nigeria.

         (a) Drilling Contracts. Shell Nigeria shall have consented to the assignment to and assumption by Mallard of the Drilling Contracts or entered into new drilling contracts with Mallard, in each case, on terms acceptable to Mallard.

         (b) The letter of intent between Shell Nigeria and Noble Nigeria dated December 27, 1995, shall have been terminated, unless a Drilling Contract has been entered into with the consent of the Buyer, and having terms acceptable to Buyer, pursuant to such letter of intent.

         8.5     Classification.

         (a) The Rigs shall be "in Class Maltese A1" according to the American Bureau of Shipping at Closing and shall have a minimum of six months validity remaining on all regulatory certification as of Closing.

         (b) Seller shall have delivered to Buyer approximately $15,000 worth of steel plate to be utilized by Buyer to conduct repairs to the CHUCK SYRING required in order to remove an outstanding recommendation to class regarding such Rig.

         8.6 MARAD Approval. Buyer shall have received the written approval of the United States Department of Transportation, Maritime Administration, to the sale by Seller of the Rigs to Buyer on terms and conditions reasonably acceptable to Buyer.

         8.7 No Adverse Change. There shall not have occurred any Material Adverse Event.

         8.8 Taxes. Buyer shall have determined to its satisfaction that no transfer or similar Taxes in excess of $10,000 shall be required to be paid as a result of the transactions contemplated hereby.

         8.9 Export Documentation. Seller shall have delivered to Buyer documentation of the Nigeria Customs Service reflecting that each of the Rigs has been exported from Nigeria.

         8.10 Import Documentation. Buyer shall have obtained all such documentation and approvals as it deems necessary and appropriate for the importation of the Rigs to Nigeria at a cost to the Buyer not in excess of $150,000.


                                   ARTICLE IX

                COVENANTS AND AGREEMENTS OF THE PARTIES BEFORE,
                   RELATING TO AND SUBSEQUENT TO THE CLOSING

         Seller and Buyer hereby covenant and agree as follows:

         9.1     Access to Information; Confidentiality; Financial Information.

         (a) Between the date hereof and the Closing, Seller shall give Buyer and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to the representatives and personnel of Seller and to all Assets, including those books and records to be delivered at Closing to Buyer pursuant to Section 2.6; provided that Seller shall have the right to have a representative present at all times during any inspections, interviews and examinations conducted at or on the offices, facilities or properties of Seller or its Affiliates or representatives.

         (b) Buyer agrees that all Confidential Information (as defined below) shall be kept confidential by Buyer and shall not be disclosed by Buyer in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed to such directors, officers, employees and authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) of Buyer (collectively, for purposes of this Section, "Buyer Representatives") as need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such Buyer Representatives shall be informed by Buyer of the confidential nature of such information and shall be required to treat such information confidentially), (ii) any disclosure of Confidential Information may be made to the extent to which Seller consents in writing and (iii) Confidential Information may be disclosed by Buyer or any Buyer Representative to the extent that Buyer or such Buyer Representative is legally compelled to do so, provided that, prior to making such disclosure, Buyer or such Buyer Representative, as the case may be, advises and consults with Seller regarding such disclosure and provided further that Buyer or such Buyer Representative, as the case may be, discloses only that portion of the Confidential Information as is legally required. Buyer agrees that none of the Confidential Information will be used for any purpose other than in connection with the transactions contemplated hereby. The term "Confidential Information", as used herein, means all information (irrespective of the form of communication) obtained by or on behalf of Buyer from Seller or its representatives pursuant to this Section and all similar information obtained from Seller or its representatives by or on behalf of Buyer prior to the date of this Agreement, other than information which (i) was or becomes generally available to the public other than as a result of disclosure by Buyer or any Buyer Representative, (ii) was or becomes available to Buyer on a nonconfidential basis prior to disclosure to Buyer by Seller or its representatives, or (iii) was or becomes available to Buyer from a source other than Seller and its representatives, provided that such source is not known by Buyer to be bound by a confidentiality agreement with Seller.

         (c) If this Agreement is terminated, Buyer shall promptly return, and shall use its Best Efforts to cause all Buyer Representatives to promptly return, all Confidential Information to Seller without retaining any copies thereof, provided that such portion of the Confidential Information as consists of notes, compilations, analyses, reports, studies or other documents prepared by Buyer or Buyer Representatives shall be destroyed.

         (d) If Buyer is required under applicable United States federal securities laws to include historical accounting information for periods prior to Closing relating to the Assets and the operations of the Rigs in any of Buyer's filings with the Securities and Exchange Commission, then Seller shall cooperate with and provide Buyer reasonable access, during regular business hours and upon reasonable advance notice, to Seller's accounting records relating to the historical operations of the Rigs and shall cause its outside auditors to cooperate, at Buyer's expense, with Buyer in the preparation of such historical financial statements relating to the operation of the Rigs prior to Closing as may be required under such securities laws to be included in such filings.

         9.2 Preservation of Assets. Until the Closing, Buyer and Seller agree to cooperate with each other to effect an orderly transition of the ongoing operation of the Assets and Seller shall use its Best Efforts to preserve, maintain and protect the Assets. From and after the date of this Agreement and until the Closing Date, without the prior express written consent of Buyer, Seller will not, and Seller will not permit any of its Affiliates to,
(i) make any material change in the conduct of the ongoing operation of the Rigs, (ii) enter into any new drilling contracts with respect to the Rigs, other than as contemplated on Schedule 1(d) hereto, enter into any other contracts or agreements with respect to the Rigs other than in the ordinary course of business, or amend, in any respect adverse to Seller or Buyer, any Drilling Contract, (iii) move any Rig to a different geographic region, or (iv) commit itself to do any of the foregoing.

         9.3 Litigation. Until the Closing, Seller will promptly notify Buyer of any action, suit, proceeding, claim or investigation which is overtly threatened or commenced against Seller which relates to or affects the Assets or this Agreement or the transactions contemplated hereby, and Buyer will promptly notify Seller of any action, suit, proceeding, claim or investigation which is overtly threatened or commenced against Buyer which relates to and materially and adversely affects Buyer or the Rigs or affects this Agreement or the transactions contemplated hereby.

         9.4 Certain Taxes. Seller shall be liable for and shall pay all Seller Retained Transaction Taxes. Buyer shall be liable for and shall pay all applicable Taxes resulting from the consummation of the transactions contemplated hereby, except any Seller

Retained Transaction Taxes, and Seller, at Buyer's expense, agrees to cooperate with Buyer to obtain all available exemptions from such Taxes. All Taxes (other than those incurred as a result of the consummation of the transactions contemplated hereby, which shall be allocated between Buyer and Seller as provided above) relating to the Assets for all periods prior to the Closing shall be the obligation of Seller and for all periods following the Closing shall be the obligation of Buyer. All such Taxes relating to periods prior to the Closing that have been assessed prior to Closing and that are not then being diligently contested in good faith by appropriate proceedings shall be paid by Seller prior to the Closing. Seller shall promptly pay from time to time Seller's prorated share of all Taxes to Buyer upon Buyer's request accompanied by appropriate documentation that such Taxes are due and payable. Buyer agrees to pay such amounts on behalf of Seller and to indemnify Seller with respect to any Claims (as defined in Section 12.1) for such Taxes to the extent that Seller shall have paid to Buyer Seller's pro rata share thereof, if any.

         9.5 Actions with Respect to Closing. Seller will use its Best Efforts to obtain the satisfaction of the conditions to Closing applicable to Seller set forth in Article VIII as soon as practicable. Buyer will use its Best Efforts to obtain and to cause Buyer's Designee to obtain the satisfaction of the conditions to Closing applicable to Buyer set forth in Article VII as soon as practicable.

         9.6 Public Statements. Prior to making any news release or other announcement concerning the transactions contemplated hereby, Buyer and Seller shall consult with each other regarding the proposed contents thereof (but no approval thereof shall be required).

         9.7 Rig Loss or Damage. Notwithstanding any other provision of this Agreement, but subject to the last sentence of subsection (a) of this
Section 9.7 and to Section 11.1:

         (a) If either Rig shall become an actual, constructive, arranged or compromised total loss (as determined by Seller's insurance underwriters' marine surveyor) prior to the Closing: (i) Buyer shall not be required to purchase such Rig, (ii) the Purchase Price shall be reduced (pro rata among the two types of consideration, other than Buyer's assumption of the Assumed Liabilities, which shall exclude any liabilities associated with that Rig and the Drilling Contract relating thereto, constituting the Purchase Price) by the amount allocated to such Rig pursuant to Schedule 3.2, (iii) the term "Assets" shall be deemed not to include such Rig or the Drilling Contract relating to that Rig and (iv) the other provisions of this Agreement shall continue to be in effect and the Closing shall take place in the manner contemplated herein. The actual, constructive, arranged or compromised total loss (as determined by Seller's insurance underwriters' marine surveyor) of both Rigs shall, however, constitute a "Termination Event."

         (b) If a Rig sustains damage in an amount not exceeding $150,000 subsequent to the date of Buyer's Inspection but prior to the Closing Date, either (i) at Buyer's option, Seller shall repair or cause to be repaired the damage to the Rig at Seller's own expense or the Purchase Price shall be reduced (pro rata among the two types of consideration, other than Buyer's assumption of the Assumed Liabilities, which shall exclude any liabilities associated with that Rig and the Drilling Contract relating thereto, constituting the Purchase Price) by the amount necessary to allow Buyer to restore the Rig to its prior condition or
(ii) in the case of damage to a Rig in respect of which insurance proceeds are available, Buyer, at its option, may require Seller to assign to Buyer at the Closing the rights of Seller to receive insurance proceeds in respect of such loss or damage and pay to Buyer the amount by which any such insurance proceeds otherwise payable to Buyer are reduced by any deductible or deductibles under the terms of the relevant policy or policies (offset by any amounts paid through the Closing Date by Seller for such repair), and, in the case of either
(i) or (ii) above, Buyer shall remain obligated to purchase the Assets on the Closing Date and, except as otherwise provided in (i) above, the Purchase Price shall not be reduced; provided, however, that if Buyer does not receive sufficient insurance proceeds as may be reasonably necessary to restore the Rig to its prior condition, Seller shall restore the Rig to its prior condition or pay to Buyer an amount necessary to allow Buyer to restore the Rig to its prior condition. If, pursuant to this subsection (b), Buyer is to conduct or cause to be conducted repairs to a damaged Rig subsequent to Closing, then Seller and Buyer shall agree on a plan for the manner of conduct and the scope of such repairs and to the extent that the repairs deviate from such plan in a material respect without the consent of Seller, Seller shall not be obligated to pay the additional costs resulting solely from such deviation.

         (c) If a Rig suffers damage exceeding $150,000, but not constituting an actual, constructive, arranged or compromised total loss, then, notwithstanding Section 2.6(c), Seller shall not be required to repair such damage, in which event Buyer may elect not to purchase such Rig and (i) the Purchase Price shall be reduced (pro rata among the two types of consideration, other than Buyer's assumption of the Assumed Liabilities, which shall exclude any liabilities associated with that Rig and the Drilling Contract relating thereto, constituting the Purchase Price) by the amount allocated to such Rig pursuant to Schedule 3.2, (ii) the term "Assets" shall be deemed not to include such Rig or the Drilling Contract relating to that Rig and (iii) the other provisions of this Agreement shall continue to be in effect and the Closing shall take place in the manner contemplated herein.

         9.8 Use of Name. Seller will not convey to Buyer any right, title or interest to the names "CHUCK SYRING" or "LEWIS DUGGER". Buyer agrees that it will not use the names "CHUCK SYRING" or "LEWIS DUGGER" for the Rigs, and as promptly as practical following delivery of the Rigs, it will register the Rigs under different names. As promptly as practical following the delivery of the Rigs to Buyer, Buyer will remove all insignia and marks relating to Seller.

         9.9 Continued Effectiveness of Representations and Warranties. Each of Seller and Buyer shall use its Best Efforts to cause the representations and warranties made by it herein to continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date. Seller and Buyer shall each advise the other promptly in writing of any condition or circumstance occurring from the date hereof up to and including the Closing Date that would cause the representations and warranties made by it herein to become untrue in any material respect. Nothing contained in this Section 9.9 shall be construed as being inconsistent with or in derogation of Section 13.1.

         9.10 Further Assurances. At and after the Closing Date, and without further consideration, at Buyer's expense Seller shall execute and deliver any bills of sale, assignments or assurances, and shall take and do any other actions and things, to vest, perfect or confirm of record or otherwise in Buyer any and all right, title and interest in, to and under any of the Assets as Buyer may reasonably request.


                                   ARTICLE X

                                    EXPENSES

         Except as otherwise expressly provided in this Agreement, each of the parties hereto shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement and in compliance with and performance of the agreements and covenants contained in this Agreement, regardless of whether the transactions contemplated hereby are consummated.


                                   ARTICLE XI

                                  TERMINATION

         11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

         (a)     by mutual written consent of Buyer and Seller;

         (b) by either Buyer or Seller, if there shall be any statute, rule or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

         (c)     by Buyer, if

                 (i) the Closing shall not have occurred by September 30, 1996 (provided that the right to terminate this Agreement under this clause (i) shall not be available to Buyer if Buyer's failure to fulfill any of its obligations under this Agreement or its misrepresentation or breach of warranty hereunder has been the sole cause thereof);

                 (ii)     a Termination Event shall have occurred;

                 (iii) there has been a material breach by Seller of any covenant or agreement, or a material inaccuracy of any representation or warranty of Seller, contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Buyer impossible and such breach or inaccuracy has not been cured by Seller within five Business Days after Seller's receipt of notice thereof from Buyer, or waived by Buyer; or

                 (iv) there shall occur an event which results in or would reasonably be expected to result in a Material Adverse Effect.

         (d)     by Seller, if

                 (i) the Closing shall not have occurred by September 30, 1996 (provided that the right to terminate this Agreement under this clause (i) shall not be available to Seller if Seller's failure to fulfill any of its obligations under this Agreement or its misrepresentation or breach of warranty hereunder has been the sole cause thereof);

                 (ii) there has been a material breach by Buyer of any covenant or agreement, or a material inaccuracy of any representation or warranty of Buyer, contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Seller impossible and such breach or inaccuracy has not been cured by Buyer within five Business Days after Buyer's receipt of notice thereof from Seller, or waived by Seller; or

                 (iii)    a Termination Event shall have occurred.

         11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1 by Buyer or Seller, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Buyer or Seller or any of their respective directors, officers, employees, stockholders or representatives, except that the agreements contained in this Section 11.2 and in Articles X and XII and Sections 5.11, 6.6, 9.1 and 9.6 shall survive the termination hereof. Nothing contained in this Section 11.2 shall relieve any party from liability for damages actually incurred (excluding consequential damages) for breach of any covenant or agreement, or for the inaccuracy of any representation or warranty, contained herein.

                                  ARTICLE XII

                                INDEMNIFICATION

         12.1    Indemnification by Buyer.

         (a) Each Buyer, jointly and severally, agrees to indemnify, defend and hold Seller and its Affiliates harmless from and against any and all losses, liabilities, claims, demands, damages, costs and expenses (including reasonable attorneys' fees and disbursements) of every kind, nature and description (collectively, "Claims") sustained by Seller or any of its Affiliates based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of Buyer contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement, or (ii) the ownership, management or use of the Assets after the Closing, unless and to the extent that such Claim arises solely from any action of Seller or any of its Affiliates after the Closing; provided, however, that Buyer shall have no liability pursuant to this Section 12.1(a) for the first $60,000 of aggregate Claims in respect of the matters described in clause (i) above incurred by Seller or its Affiliates (the "Seller Basket") and Buyer shall be responsible only for such amounts of such Claims as exceed the Seller Basket. For purposes of the above indemnity, any representation or warranty given subject to a materiality qualifier, including an exception for those matters that would not have a Material Adverse Effect, shall be deemed to have been given without such qualifier.

         (b) Seller shall notify Buyer within 45 Business Days of the assertion of any Claim or the discovery of any fact (which fact has been brought to the attention of a responsible executive officer of Seller) upon which Seller intends to base a claim for indemnification hereunder; provided, however, that the failure of Seller so to notify Buyer shall not relieve Buyer from any liability under this Agreement to Seller with respect to such Claim unless Buyer is prejudiced or damaged by the failure to receive timely notice. In the event of any Claims, Buyer, at its option, may assume (with legal counsel reasonably acceptable to Seller) the defense of any claim, demand, lawsuit or other proceeding brought against Seller, which claim, demand, lawsuit or other proceeding may give rise to the indemnity obligation of Buyer under this Section 12.1, and may assert any defense of Buyer or Seller; provided, however, that Seller shall have the right at its own expense to participate jointly with Buyer in the defense of any claim, demand, lawsuit or other proceeding in connection with which Seller claims indemnification hereunder. Notwithstanding the right of Seller so to participate, Buyer shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other proceeding on such terms as Buyer, in its sole discretion, shall deem appropriate with respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which (i) Buyer shall have acknowledged the obligation to indemnify Seller hereunder or (ii) Seller shall have declined so to participate.

         12.2    Indemnification by Seller.

         (a) Each Seller, jointly and severally, agrees to indemnify, defend and hold Buyer and its Affiliates harmless from and against any and all Claims sustained by Buyer or any of its Affiliates based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of Seller contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement, (ii) the ownership, management or use of the Assets prior to the Closing unless and to the extent that such Claim shall have arisen solely from any action of Buyer or any of its Affiliates prior to the Closing or (iii) any Retained Liabilities; provided, however, that Seller shall have no liability pursuant to this Section 12.2(a) for the first $60,000 of aggregate Claims in respect of the matters described in clause (i) above incurred by Buyer or its Affiliates (the "Buyer Basket") and Seller shall be responsible only for such amounts of such Claims as exceed the Buyer Basket. For purposes of the above indemnity, any representation or warranty given subject to a materiality qualifier shall be deemed to have been given without such qualifier.

         (b) Buyer shall notify Seller within 45 Business Days of the assertion of any Claim or discovery of any fact (which fact has been brought to the attention of a responsible executive officer of Buyer) upon which Buyer intends to base a claim for indemnification hereunder; provided, however, that the failure of Buyer so to notify Seller shall not relieve Seller from any liability under this Agreement to Buyer with respect to such Claim unless Seller is prejudiced or damaged by the failure to receive timely notice. In the event of any Claims, Seller, at its option, may assume (with legal counsel reasonably acceptable to Buyer) the defense of any claim, demand, lawsuit or other proceeding brought against Buyer, which claim, demand, lawsuit or other proceeding may give rise to the indemnity obligation of Seller under this
Section 12.2, and may assert any defense of Seller or Buyer; provided, however, that Buyer shall have the right at its own expense to participate jointly with Seller in the defense of any claim, demand, lawsuit or other proceeding in connection with which Buyer claims indemnification hereunder. Notwithstanding the right of Buyer so to participate, Seller shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other proceeding on such terms as Seller, in its sole discretion, shall deem appropriate with respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which (i) Seller shall have acknowledged the obligation to indemnify Buyer hereunder or (ii) Buyer shall have declined so to participate.

         12.3 LIMITATION OF REMEDIES. THE INDEMNIFICATION OBLIGATIONS OF BUYER AND SELLER SET FORTH IN THIS AGREEMENT, INCLUDING IN THIS ARTICLE XII, SHALL BE LIMITED TO INDEMNIFICATION FOR ACTUAL DAMAGES SUFFERED AND SHALL NOT INCLUDE INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES; PROVIDED, HOWEVER, THAT ANY SUCH INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES RECOVERED BY A THIRD PARTY AGAINST A PARTY ENTITLED TO INDEMNITY UNDER THIS AGREEMENT SHALL BE INCLUDED IN THE DAMAGES RECOVERABLE PURSUANT TO THE INDEMNITIES HEREIN.

         12.4 APPLICABILITY OF INDEMNIFICATION OBLIGATION. EACH OF THE AGREEMENTS TO INDEMNIFY, DEFEND OR HOLD HARMLESS CONTAINED IN SECTION 12.1 OR
12.2 SHALL APPLY IRRESPECTIVE OF WHETHER THE SUBJECT CLAIM IS BASED IN WHOLE OR IN PART UPON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS), BREACH OF WARRANTY, STRICT LIABILITY, OR BREACH OR VIOLATION OF ANY DUTY IMPOSED BY ANY LAW OR REGULATION, ON THE PART OF THE BENEFICIARY OF THE AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.


                                  ARTICLE XIII

                    EXTENT AND SURVIVAL OF REPRESENTATIONS,
                      WARRANTIES, COVENANTS AND AGREEMENTS

         13.1 Scope of Representations of Seller. BUYER ACKNOWLEDGES THAT IT HAS MADE ITS OWN INDEPENDENT INSPECTION OF THE RIGS AND THE OTHER ASSETS. BUYER UNDERSTANDS AND AGREES THAT, OTHER THAN REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS SET FORTH HEREIN AND THE OTHER AGREEMENTS AND INSTRUMENTS PROVIDING FOR THE TRANSFER OF THE ASSETS AND ANY WARRANTIES OF OR CONCERNING TITLE SET FORTH HEREIN OR THEREIN, NEITHER SELLER NOR ANYONE ACTING ON ITS BEHALF, MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE RIGS, THE DRILLING CONTRACTS OR THE ASSETS (CURRENT, FIXED, PERSONAL, REAL, TANGIBLE OR INTANGIBLE) REFERRED TO HEREIN, INCLUDING BUT NOT LIMITED TO SEAWORTHINESS, CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, CAPACITY, SUITABILITY, UTILITY, SALABILITY, AVAILABILITY, COLLECTIBILITY, OPERATIONS, CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND BUYER ACCEPTS SAID RIGS AND ASSETS ON AN "AS IS, WHERE IS, WITH ALL FAULTS" BASIS.

         13.2 Survival. All representations and warranties of the parties to this Agreement shall survive the Closing Date and shall remain in full force and effect for a period of two years following the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 5.1, 5.2, 5.4, 6.1 and 6.2 shall survive the Closing Date without limitation, (b) the representations and warranties contained in Sections 5.11 and 6.6 hereof shall survive the Closing Date and shall not terminate until 20 days after the expiration of all applicable statutes of limitations (including any and all extensions thereof) and (c) any representation and warranty that is the subject of an indemnification claim made in accordance with this Agreement shall survive with respect to that claim for so long as such indemnification claim is outstanding (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the

"Survival Period"). All representations, warranties and covenants and agreements made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with the transactions contemplated hereby. The covenants and agreements entered into pursuant to this Agreement shall survive the Closing Date without limitation.


                                  ARTICLE XIV

                                 MISCELLANEOUS

         14.1 Notices. All notices and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, facsimile or telex, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

          If to Seller:

                    James C. Day
                    Chairman, President and Chief Executive Officer Noble Drilling Corporation
                    10370 Richmond Avenue, Suite 400
                    Houston, Texas 77042
                    Facsimile:  713-953-1126

          with a copy to:

                    Robert D. Campbell
                    Thompson & Knight, P.C.
                    1700 Pacific Avenue, Suite 3300
                    Dallas, Texas 75201
                    Facsimile: 214-969-1751

          If to Buyer:

                    Bernard J. Duroc-Danner
                    President and Chief Executive Officer
                    Energy Ventures, Inc.
                    5 Post Oak Drive, Suite 1760
                    Houston, Texas  77027
                    Facsimile: 713-297-8488
          with a copy to:

                    Curtis W. Huff
                    Fulbright & Jaworski L.L.P.
                    1301 McKinney Street, Suite 5100
                    Houston, Texas  77010-3095
                    Facsimile: 713-651-5246

          14.2 Entire Agreement. This Agreement, including the Schedules, Exhibits, Annexes and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          14.3 Amendments and Waiver; Rights and Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of either party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

          14.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to the principles of conflicts of laws thereof.

          14.5      Binding Effect; Assignment; No Third Party Benefit.

          (a) This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (by operation of law or otherwise) without the prior written consent of the other party, except Buyer may upon notice to Seller direct that title to all or part of the Assets be taken in one or more of Buyer's wholly owned subsidiaries (direct or indirect) (a "Buyer's Designee"); provided, however, that (i) each Buyer's Designee shall be made a party to this

Agreement at or prior to the Closing and (ii) no such designation shall relieve Buyer of any of its duties, liabilities or obligations hereunder.

          (b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Buyer and Seller any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          14.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

          14.7 References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

          14.8 Severability of Provisions. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

          14.9 Gender. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

          14.10 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.


                                        ENERGY VENTURES, INC.



                                        By: /s/ JAMES G. KILEY
                                           ------------------------------------
                                        Name: James G. Kiley
                                        Title: Vice President


                                        MALLARD BAY DRILLING, INC.



                                        By: /s/ JAMES G. KILEY
                                           -------------------------------------
                                        Name: James G. Kiley
                                        Title: Vice President


                                        NOBLE DRILLING CORPORATION



                                        By: /s/ JAMES C. DAY
                                           ------------------------------------
                                                 James C. Day, Chairman,
                                                 President and Chief Executive
                                                 Officer


                                        NOBLE DRILLING (WEST AFRICA) INC.



                                        By: /s/ BYRON L. WELLIVER
                                           ------------------------------------
                                                 Byron L. Welliver
                                                 Senior Vice President